Exhibit 99.1

NEWS RELEASE
Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE REPORTS THIRD QUARTER RESULTS

HOUSTON — November 2, 2010 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the third quarter 2010. Some of the highlights for the third quarter 2010 include:

•

Earnings per share increased for the third quarter to $0.36 from a loss per share of $0.02 in last year’s third quarter and EPS excluding special items increased to $0.43 from a loss per share of $0.04 during the third quarter of 2009.

•	Adjusted EBITDA increased 26% to $117.9 million for the quarter.

•

Net cash provided by operating activities for the first nine months of 2010 was $392.9 million, an increase of $301.0 million over the nine month period of 2009. For the quarter, net cash provided by operating activities increased 227% to $148.6 million from $45.5 million for the quarter ended September 30, 2009.

•	Lease operating expenses decreased 36% to $34.4 million in the third quarter from the prior year period.

•	Oil and natural gas liquids were 51% of sales volumes during the quarter, up from 45% during the third quarter of 2009.

•	Cash balance at September 30, 2010 was $180.5 million, an increase of $142.3 million since year-end, bringing total current liquidity to $585.7 million.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We had another very good quarter with higher oil production, higher average realized sales prices and much lower lease operating expenses as compared to the last quarter. Our adjusted EPS was $0.43 and exceeded both second quarter this year and last year’s third quarter. In addition, we are excited about the results of the Main Pass 108 E-3 well, which we finished drilling shortly after the end of the third quarter. This successful conventional shelf well has discovered over 300 feet of gas condensate in six sands. Furthermore, our liquidity continues to gain strength, positioning us to take advantage of acquisition opportunities that we are seeing more frequently both offshore and onshore. We added to our oil hedge positions recently to allow us better price support when and if a financing requirement arises.”

Revenues, Net Income/Loss and Earnings Per Share (“EPS”): Net income for the third quarter of 2010 was $27.2 million, or $0.36 per common share, on revenues of $169.6 million, compared to a net loss for the same quarter of 2009 of ($1.3) million, or ($0.02) per share, on revenues of $167.0 million. Net income for the nine months ended September 30, 2010 was $97.4 million, or $1.30 per common share, on revenues of $518.8 million, compared to a net loss of ($251.9) million, or ($3.35) per share, on revenues of $434.9 million for the first nine months of 2009. Included in revenues for the three and nine months ended September 30, 2010 are approximately $4.8 million and $24.9 million, respectively, related to the recoupment of royalties paid to the Bureau of Ocean Energy Management (the “BOEM” and formerly the Minerals Management Service) in prior periods. Volumes associated with this adjustment were 0.5 Bcfe and 3.0 Bcfe for the three months and nine months ended September 30, 2010, respectively. Also included in revenues for the three and nine months ended September 30, 2010 is a charge of $4.7 million for royalty relief originally recognized in 2009 on deepwater production transported through our subsea pipeline system that has been partially disallowed by the BOEM. We are contesting this adjustment.

Net income for the third quarter of 2010 excluding special items was approximately $32.0 million, or $0.43 per common share. Excluding special items for the corresponding quarter of 2009, our net loss was approximately ($2.6) million, or ($0.04) per common share. Net income for the nine months ended September 30, 2010 excluding special items was approximately $87.1 million, or $1.17 per common share, compared to a net loss excluding special items of ($109.0) million, or ($1.45) per common share, in the corresponding period of 2009. See the “Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items” table at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: Net cash provided by operating activities for the three months ended September 30, 2010 increased 227% to $148.6 million from $45.5 million for the three months ended September 30, 2009. Net cash provided by operating activities for the nine months ended September 30, 2010 increased 328% to $392.9 million from $91.9 million for the nine months ended September 30, 2009. The increase was primarily a result of higher prices, lower expenses and net changes in working capital, which included the receipt of $99.8 million in tax reimbursements and $46.9 million in insurance reimbursements.

EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. For the quarter ended September 30, 2010, EBITDA was $112.2 million versus $95.4 million during the corresponding quarter of 2009, or an 18% increase. For the nine months ended September 30, 2010, EBITDA increased 57% to $353.3 million from $225.4 million during the nine months ended September 30, 2009. Third quarter 2010 Adjusted EBITDA was $117.9 million compared to $93.4 million during third quarter 2009, or a 26% increase. Adjusted EBITDA increased 45% to $328.6 million for the nine months ended September 30, 2010 from $226.3 million for the comparable period of 2009.

Production and Prices: On a natural gas equivalent (“Bcfe”) basis, we sold 21.6 Bcfe at an average price of $8.02 per Mcfe in the third quarter of 2010, of which 51% was from oil and natural gas liquids. This compares to 25.7 Bcfe sold at an average price of $6.30 per Mcfe in the third quarter of 2009, of which 45% was from oil and natural gas liquids. For the nine months ended September 30, 2010, we sold 64.4 Bcfe with an average realized price of $8.12 per Mcfe. For the comparable 2009 period, we sold 71.9 Bcfe with an average realized price of $5.98 per Mcfe. The sales volume decrease for both the quarter and year to date periods is primarily attributable to the downtime experienced at our MP 108 field, which has been impacted by a third-party pipeline outage since early June 2010.

Lease Operating Expenses (“LOE”): LOE for the third quarter of 2010 decreased to $34.4 million, or $1.59 per Mcfe, from $53.8 million, or $2.10 per Mcfe, in the third quarter of 2009. LOE is made up of base LOE, insurance premiums, workovers, facilities maintenance and hurricane remediation costs, net. Base LOE is lower due to the property divestitures that occurred in 2009, partially offset by increases associated with the Matterhorn and Virgo fields we purchased in the second quarter of 2010. Insurance costs are lower with the policy renewal that occurred on June 1, 2010, while workover costs are lower with reduced activity. Facilities maintenance increased with work performed on the new platforms and repairs and refurbishments on other platforms primarily involving sandblasting and painting. Hurricane remediation costs, net, were down approximately $11.1 million due to insurance reimbursements exceeding expenditures on hurricane repairs.

LOE for the nine months ended September 30, 2010 decreased to $122.2 million, or $1.90 per Mcfe, compared to $158.1 million, or $2.20 per Mcfe for the same period in 2009. LOE for the nine months ended September 30, 2010 decreased as hurricane remediation costs, net, a component of LOE, decreased $30.6 million compared to the first nine months of 2009 as insurance reimbursements exceeded costs incurred. LOE was also lower as a result of the property divestitures that occurred in 2009. These decreases in LOE were partially offset by increases associated with the Matterhorn and Virgo fields we purchased in the second quarter of 2010 and increases from Green Canyon 646 (Daniel Boone), which began production in late September 2009.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A decreased to $75.3 million, or $3.48 per Mcfe, in the third quarter of 2010 from $88.1 million, or $3.43 per Mcfe, in the third quarter of 2009. DD&A decreased primarily as a result of lower production volumes. DD&A for the nine months ended September 30, 2010 was $220.5 million, or $3.42 per Mcfe, compared to DD&A of $264.2 million, or $3.68 per Mcfe, for the same period in 2009.

Liquidity: Our cash balance at September 30, 2010 was $180.5 million. Also, we had no amounts outstanding under our committed revolving loan facility, which was recently reaffirmed by our lenders and has an availability of $405.2 million.

Capital Expenditures and Operations Update: For the three months ended September 30, 2010, our capital expenditures for oil and natural gas properties was $37.7 million, comprised of $20.1 million for exploration activities, $14.7 million for development activities and $2.9 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $26.5 million on the conventional shelf, $5.5 million onshore, $1.6 million in the deepwater and $1.2 million on other projects.

For the first nine months of 2010, our capital expenditures for oil and natural gas properties were $244.0 million, including $116.6 million for acquisitions, $68.6 million for exploration activities, $40.5 million for development activities and $18.3 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $93.8 million on the conventional shelf, $5.5 million onshore, $6.4 million in the deepwater and $3.4 million on other projects. Our capital expenditures were funded from cash from operating activities and cash on hand.

Drilling Highlights: In the third quarter of 2010, the Company participated in the drilling of two non-commercial wells, both of which were onshore.

Non-Commercial Wells

Lease Name/Well	Category	Working Interest %
Faulk #1 in Vermilion Parish, LA	Exploration/Onshore	50%
LMB #1 in Chambers County, TX	Exploration/Onshore	25%

After the close of the third quarter, the Company successfully drilled one exploration well on the conventional shelf:

Commercial Well

Lease Name/Well	Category	Working Interest %
Main Pass 108 E-3	Exploration/Shelf	100%

Outlook: The table below provides our guidance for the fourth quarter and full year 2010 and represents our current estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Fourth Quarter and Full-Year 2010 Production and Revised Cost Guidance:

Estimated Production	Fourth Quarter 2010	Prior Full- Year 2010	Revised Full-Year 2010
Crude oil (MMBbls)	1.6 – 1.8	6.1 – 7.3	6.8 – 7.1
Natural gas (Bcf)	10.1 – 11.2	38.4 – 46.0	42.4 – 44.7
Total (Bcfe)	19.7 – 21.7	75.0 – 90.0	83.0 – 87.3

Operating Expenses ($ in millions, except as noted)	Fourth Quarter 2010	Prior Full- Year 2010	Revised Full-Year 2010
Lease operating expenses	$42 – $52	$172 – $211	$164 – $174
Gathering, transportation & production taxes	$4 – $5	$18 – $22	$18 – $19
General and administrative	$13 – $15	$49 – $54	$51 – $53
Income tax rate	10.3%	10.3%	7.8%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday November 2, 2010 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (480) 629-9822 at least ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, November 9, 2010. You may access the replay by calling (303) 590-3030 and using the pass code 4376899.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and currently holds working interests in approximately 72 producing fields in federal and state waters. The majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
Revenues (1)	$169,575	$167,042	$518,827	$434,896

Operating costs and expenses:
Lease operating expenses	34,371	53,820	122,194	158,131
Gathering, transportation costs and production taxes	4,883	4,224	13,708	11,864
Depreciation, depletion and amortization	69,051	80,139	201,870	235,442
Asset retirement obligation accretion	6,264	7,934	18,676	28,761
Impairment of oil and natural gas properties (2)	—	—	—	218,871
General and administrative expenses	13,389	9,758	38,143	31,925
Derivative loss (gain)	4,770	3,845	(8,500)	4,697

Total costs and expenses	132,728	159,720	386,091	689,691

Operating income (loss)	36,847	7,322	132,736	(254,795)
Interest expense:
Incurred	10,485	11,096	32,319	35,345
Capitalized	(1,345)	(1,874)	(4,090)	(5,378)
Loss on extinguishment of debt	—	—	—	2,926
Other income	150	39	632	762

Income (loss) before income tax expense (benefit)	27,857	(1,861)	105,139	(286,926)
Income tax expense (benefit)	669	(539)	7,766	(35,052)

Net income (loss)	$27,188	$(1,322)	$97,373	$(251,874)

Basic and diluted earnings (loss) per common share	$0.36	$(0.02)	$1.30	$(3.35)

Weighted average common shares outstanding	73,675	74,659	73,668	75,089

Consolidated Cash Flow Information
Net cash provided by operating activities	$148,559	$45,458	$392,877	$91,871
Investment in oil and natural gas properties	37,722	36,281	244,016	275,965

Other Financial Information
EBITDA	$112,162	$95,395	$353,282	$225,353
Adjusted EBITDA	117,906	93,392	328,560	226,276

(1)	Included in revenues for the three and nine months ended September 30, 2010 are approximately $4.8 million and $24.9 million, respectively, related to the recoupment of royalties paid to the BOEM in prior periods based on price thresholds that were believed to limit the availability of royalty relief on certain of our properties subject to the Outer Continental Shelf (“OCS”) Deepwater Royalty Relief Act of 1995. Also included in revenues for the three months and nine months ended September 30, 2010 is a charge of $4.7 million. This amount relates to the disallowance by the BOEM of royalty relief for transportation of deepwater production through our subsea pipeline system. We are contesting this position.
(2)	The carrying amount of our oil and natural gas properties was written down by $218.9 million as of March 31, 2009 through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of lower natural gas prices at March 31, 2009, as compared to December 31, 2008. The previously reported amount of $205.0 million was subsequently increased by $13.9 million in the fourth quarter of 2009 as a result of further analysis of our March 31, 2009 ceiling test calculation. As such, operating income, net income and our basic and diluted loss per common share for the nine months ended September 30, 2009 have been adjusted as well. We did not have a ceiling test write-down during the three and nine months ended September 30, 2010.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales: (1)
Natural gas (MMcf)	10,558	14,019	32,856	39,924
Oil (MBbls)	1,848	1,941	5,257	5,326
Total natural gas and oil (MBoe) (2)	3,608	4,277	10,733	11,981
Total natural gas and oil (MMcfe) (3)	21,647	25,663	64,398	71,883

Average daily equivalent sales (MBoe/d)	39.2	46.5	39.3	43.9
Average daily equivalent sales (MMcfe/d)	235.3	278.9	235.9	263.3

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$4.47	$3.08	$4.75	$3.98
Oil ($/Bbl)	68.35	61.09	69.73	50.82
Barrel of oil equivalent ($/Boe)	48.11	37.82	48.69	35.86
Natural gas equivalent ($/Mcfe)	8.02	6.30	8.12	5.98

Average realized sales prices (Hedged): (4)
Natural gas ($/Mcf)	$4.58	$3.08	$4.91	$3.98
Oil ($/Bbl)	68.35	61.09	69.55	50.82
Barrel of oil equivalent ($/Boe)	48.40	37.82	49.09	35.86
Natural gas equivalent ($/Mcfe)	8.07	6.30	8.18	5.98

Average per Boe ($/Boe):
Lease operating expenses	$9.53	$12.58	$11.38	$13.20
Gathering and transportation costs and production taxes	1.35	0.99	1.28	0.99
Depreciation, depletion, amortization and accretion	20.88	20.59	20.55	22.05
General and administrative expenses	3.71	2.28	3.55	2.66
Net cash provided by operating activities	41.18	10.63	36.60	7.67
Adjusted EBITDA	32.68	21.84	30.61	18.89

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.59	$2.10	$1.90	$2.20
Gathering and transportation costs and production taxes	0.22	0.16	0.21	0.17
Depreciation, depletion, amortization and accretion	3.48	3.43	3.42	3.68
General and administrative expenses	0.62	0.38	0.59	0.44
Net cash provided by operating activities	6.86	1.77	6.10	1.28
Adjusted EBITDA	5.45	3.64	5.10	3.15

(1)	Sales volumes for the three months and nine months ended September 30, 2010 are approximately 0.5 Bcfe and 3.0 Bcfe, respectively, related to the recoupment of royalties paid to the BOEM in prior periods as noted above.
(2)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(3)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(4)	Data for 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2010	December 31, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$180,511	$38,187
Receivables:
Oil and natural gas sales	51,348	54,978
Joint interest and other	21,770	51,312
Insurance	11,482	30,543
Income taxes	1,305	85,457

Total receivables	85,905	222,290
Prepaid expenses and other assets	31,337	28,777

Total current assets	297,753	289,254
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $65,950 at
September 30, 2010 and $77,301 at December 31, 2009 were excluded from amortization)	5,027,907	4,732,696
Furniture, fixtures and other	15,485	15,080

Total property and equipment	5,043,392	4,747,776
Less accumulated depreciation, depletion and amortization	3,954,851	3,752,980

Net property and equipment	1,088,541	994,796
Restricted deposits for asset retirement obligations	30,633	30,614
Deferred income taxes	—	5,117
Other assets	6,476	7,052

Total assets	$1,423,403	$1,326,833

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$75,854	$115,683
Undistributed oil and natural gas proceeds	24,410	32,216
Asset retirement obligations	95,970	117,421
Accrued liabilities	22,314	13,509
Deferred income taxes	3,542	5,117

Total current liabilities	222,090	283,946
Long-term debt	450,000	450,000
Asset retirement obligations, less current portion	279,117	231,379
Deferred income taxes	2,942	—
Other liabilities	16,817	2,558
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,507,618 issued and 74,638,445 outstanding at September 30, 2010; 77,579,968 issued and 74,710,795 outstanding at December 31, 2009	1	1
Additional paid-in capital	376,626	373,050
Retained earnings	99,977	10,066
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	452,437	358,950

Total liabilities and shareholders’ equity	$1,423,403	$1,326,833

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
Operating activities:
Net income (loss)	$97,373	$(251,874)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	220,546	267,303
Impairment of oil and natural gas properties	—	218,871
Amortization of debt issuance costs and discount on indebtedness	1,004	1,503
Loss on extinguishment of debt	—	2,817
Share-based compensation related to restricted stock issuances	3,576	4,835
Derivative (gain) loss	(8,500)	4,697
Cash payments on derivative settlements	(410)	(4,603)
Deferred income taxes (benefit)	6,483	(142)
Changes in operating assets and liabilities	72,805	(152,146)
Other	—	610

Net cash provided by operating activities	392,877	91,871

Investing activities:
Acquisition of property interests	(116,589)	—
Investment in oil and natural gas properties and equipment	(127,427)	(275,965)
Proceeds from sales of oil and natural gas properties and equipment	1,335	8,368
Proceeds from insurance	—	5,174
Purchases of furniture, fixtures and other	(405)	(649)

Net cash used in investing activities	(243,086)	(263,072)

Financing activities:
Borrowings of long-term debt	427,500	205,441
Repayments of long-term debt	(427,500)	(268,441)
Dividends to shareholders	(7,467)	(6,872)
Repurchases of common stock	—	(9,247)
Other	—	114

Net cash used in financing activities	(7,467)	(79,005)

Increase (decrease) in cash and cash equivalents	142,324	(250,206)
Cash and cash equivalents, beginning of period	38,187	357,552

Cash and cash equivalents, end of period	$180,511	$107,346

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income (Loss) Excluding Special Items,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

“Net Income (Loss) Excluding Special Items” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties and associated tax effects. Net Income (Loss) excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$27,188	$(1,322)	$97,373	$(251,874)
Royalty relief recoupment, net of DD&A expense	(3,139)	—	(16,003)	—
Transportation allowance for deepwater production	4,687	(5,266)	4,687	(5,266)
Unrealized commodity derivative loss (gain)	5,841	3,263	(4,528)	3,263
Loss on extinguishment of debt	—	—	—	2,926
Impairment of oil and natural gas properties	—	—	—	218,871
Income tax adjustment for above items at statutory rate	(2,586)	701	5,545	(76,928)

Net income (loss) excluding special items	$31,991	$(2,624)	$87,074	$(109,008)

Basic and diluted earnings (loss) per common share, excluding special items	$0.43	$(0.04)	$1.17	$(1.45)

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the unrealized gain or loss related to our commodity derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to transportation allowance for deepwater production. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
	(Unaudited)
Net income (loss)	$27,188	$(1,322)	$97,373	$(251,874)
Income tax expense (benefit)	669	(539)	7,766	(35,052)
Net interest expense	8,990	9,183	27,597	29,205
Depreciation, depletion, amortization and accretion	75,315	88,073	220,546	264,203
Impairment of oil and natural gas properties	—	—	—	218,871

EBITDA	112,162	95,395	353,282	225,353

Adjustments:
Unrealized commodity derivative loss (gain)	5,841	3,263	(4,528)	3,263
Royalty relief recoupment	(4,784)	—	(24,881)	—
Transportation allowance for deepwater production	4,687	(5,266)	4,687	(5,266)
Loss on extinguishment of debt	—	—	—	2,926

Adjusted EBITDA	$117,906	$93,392	$328,560	$226,276